Exhibit 99.1

FOR IMMEDIATE RELEASE	Contacts:
Media: Gary Davis 203-353-5066
Investors: Michael Weitz 203-352-8642
WWE® Reports 2008 Third Quarter Results
Reiterates Commitment to Dividend
STAMFORD, Conn., November 6, 2008 — World Wrestling Entertainment, Inc. (NYSE: WWE) today announced financial results for its third quarter ended September 30, 2008. Revenues totaled $108.8 million as compared to $108.1 million in the prior year quarter, while operating income was $7.9 million as compared to $13.4 million in the prior year quarter. Net income was $5.3 million, or $0.07 per share, as compared to $8.5 million, or $0.12 per share, in the prior year quarter.
“Through the first half of 2008, our business achieved significant top-line growth despite a difficult economic environment. In the third quarter, however, our revenue growth slowed. Consistent with our previously announced commitment, we are moving forward with at least $20 million of cost savings in 2009,” said Linda McMahon, CEO. “In addition, we have adjusted the scope of our Media Center project and reduced our planned capital spending by approximately $30 million to a range of $65 million to $75 million. We remain committed to managing our business in a manner that is consistent with maintaining our dividend and achieving our long-term financial objectives,” concluded Mrs. McMahon.
Results By Business Segment
The following chart reflects net revenues and profit contribution by segment for the three months ended September 30, 2008 and September 30, 2007. (Dollars in millions)

	Net Revenues by Segment
	Three Months Ended
	September 30,	September 30,
Net Revenues	2008	2007
Live and Televised Entertainment	$68.7	$68.6
Consumer Products	26.6	19.0
Digital Media	7.9	7.7
WWE Studios	5.6	12.8

Total	$108.8	$108.1

	Net Revenues by Region
	Three Months Ended
	September 30,	September 30,
	2008	2007
North America	$83.2	$84.4
Europe, Middle East & Africa (EMEA)	17.1	15.2
Asia Pacific (APAC)	6.8	7.2
Emerging Markets*	1.7	1.3

Total	$108.8	$108.1

*	Emerging Markets is defined by management as operations in Latin America and China
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $68.7 million for the current quarter as compared to $68.6 million in the prior year quarter.
•	Live Event revenues were $20.3 million as compared to $20.1 million in the prior year quarter.
•	There were 89 total events, including 12 international events, during the current quarter as compared to 78 events, including 15 international events, in the prior year quarter.

•	North American events generated $15.5 million of revenues as compared to $13.5 million in the prior year, reflecting higher total attendance based on the number of events. North American average attendance was approximately 5,300 in the current quarter as compared to 5,500 in the prior year quarter, a decrease of 4%. The average ticket price for North American events was approximately $38.21 in the current quarter as compared to $38.92 in the prior year quarter.

•	International events generated $4.8 million of revenues as compared to $6.6 million in the prior year. 4 out of the 12 international events in the current quarter were structured as buy-out deals with guaranteed fixed revenues as compared to 10 buy-out deals out of the 15 international events in the prior year quarter. The international events which we did not structure as buy-out deals yielded an average ticket price of approximately $80.68 in the current quarter as compared to $77.75 in the prior year quarter.

•	Pay-Per-View revenues were $16.4 million as compared to $18.8 million in the prior year quarter. There were three pay-per-view events produced in each quarter.
The details for the number of buys (in 000s) are as follows:

	Three Months Ended	Three Months Ended
Events (in chronological order)	September 30, 2008	September 30, 2007

The Great American Bash®	196	229
SummerSlam®	477	537
Unforgiven®	211	210

Prior events	42	87

Total	926	1,063

•	Venue Merchandise revenues were $4.2 million as compared to $3.9 million in the prior year quarter, primarily reflecting the increase in total attendance at our live events. This increase in attendance is partially offset by a decrease in per capita spending by our fans to approximately $9.83 in the current quarter as compared to $10.15 in the prior year quarter.

•	Television Rights Fees revenues were $24.4 million as compared to $22.8 million in the prior year quarter.

•	WWE 24/7™ revenues were $1.4 million in both the current and prior year quarters.
Consumer Products
Revenues from our Consumer Products businesses were $26.6 million versus $19.0 million in the prior year quarter, representing a 40% increase.
•	Home Video net revenues were $11.0 million as compared to $5.7 million in the prior year quarter. The increase in Home Video revenues primarily reflects the strong performance of new titles released in the current quarter, as well as titles released earlier in the year. Also, there were no new titles released in the prior year quarter, excluding the releases of pay-per-view events, as the timing of the release dates shifted to the fourth quarter of 2007.

•	Licensing revenues were $10.6 million as compared to $9.4 million in the prior year quarter, primarily reflecting increases in multimedia game and music sales.

•	Magazine publishing net revenues were $4.7 million as compared to $3.9 million in the prior year quarter, reflecting increased newsstand and subscription copies sold. We published four issues of WWE Magazine as compared to three issues in the prior year quarter. We also published two issues of WWE Kids Magazine in the current year quarter, which is a new publication that was launched in 2008.

Digital Media
Revenues from our Digital Media related businesses were $7.9 million as compared to $7.7 million in the prior year, representing a 3% increase.
•	WWE.com revenues were $4.0 million as compared to $4.6 million in the prior year quarter, reflecting a $0.4 million, or 13%, decline in web-based advertising as compared to the prior year quarter.

•	WWEShop revenues were $3.9 million as compared to $3.1 million in the prior year quarter. The number of orders processed during the current quarter increased by 22%. In addition, the average per order spend by our customers increased to $54.72, as compared to $53.58 per order in the prior year quarter.
WWE Studios (formerly WWE Films)
WWE has released three theatrical films, two films in 2006, See No Evil and The Marine, and one film in 2007, The Condemned. We recorded revenue of $5.6 million in the current quarter related to these theatrical releases as compared to $12.8 million in the prior year quarter. In the prior year quarter we recorded our first revenues related to these theatrical releases, which included the successful results of The Marine DVD. In the current quarter we recorded a $1.9 million charge related to revised expectations for our film See No Evil.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $42.5 million in the current quarter as compared to $44.7 million in the prior year quarter. Total profit contribution margin decreased to 39% as compared to 41% in the prior quarter, primarily reflecting lower margins in our Live and Televised Entertainment and Digital Media segments, as well as the feature film impairment discussed above. The lower margins in our television and PPV areas were a result of higher television production costs, due in part to broadcasting our programs in High Definition that we commenced in early 2008.
Selling, general and administrative expenses
SG&A expenses were $31.3 million for the current quarter as compared to $28.9 million in the prior year quarter, reflecting an increase in advertising and promotion expenses in our international markets as well as higher professional fees and staff related costs.
EBITDA
EBITDA was approximately $11.2 million in the current quarter as compared to $15.8 million in the prior year quarter. Excluding the $1.9 million charge related to revised expectations for our film See No Evil, EBITDA in the current quarter was approximately $13.1 million.

Investment and Other (Expense) Income
The decline in investment income in the current quarter reflects lower average investment balances.
Effective tax rate
In the current quarter the effective tax rate was 32% as compared to 40% in the prior year quarter. This decrease reflects the impact in the prior year quarter of approximately $0.9 million of realized investment losses which were not deductible for tax purposes.
Summary Results for the Nine Months Ended
Total revenues through the nine months ended September 30, 2008 were $401.1 million as compared to $353.0 million in the prior year period, a 14% increase, while operating income for the current period was $47.0 million versus $43.7 million in the prior year period. Net income was $31.8 million, or $0.43 per share, as compared to $30.6 million, or $0.42 per share, in the prior year period. Net income includes negative adjustments of $2.2 million in the current period and $0.7 million in the prior year period related to the revaluation of warrants we hold in certain licensees. EBITDA was $56.5 million for the current nine month period as compared to $50.7 million in the prior year period. The current period includes a $1.9 million charge for our film See No Evil, whereas the prior year period includes a $15.7 million asset impairment charge for The Condemned. Excluding these items, EBITDA was $58.4 million for the current period as compared to $66.4 million in the prior year period.
The following chart reflects net revenues and profit contribution by segment for the nine months ended September 30, 2008 and September 30, 2007. (Dollars in millions)

	Net Revenues by Segment
	Nine Months Ended
	September 30,	September 30,
	2008	2007
Live and Televised Entertainment	$255.3	$234.5
Consumer Products	102.4	82.8
Digital Media	23.9	22.9
WWE Films	19.5	12.8

Total	$401.1	$353.0

	Net Revenues by Region
	Nine Months Ended
	September 30,	September 30,
	2008	2007
North America	$298.3	$271.8
Europe, Middle East & Africa (EMEA)	69.5	56.9
Asia Pacific (APAC)	28.4	20.7
Emerging Markets*	4.9	3.6

Total	$401.1	$353.0

*	Emerging Markets is defined by management as operations in Latin America and China
Live and Televised Entertainment
Revenues from our Live and Televised Entertainment businesses were $255.3 million for the current period as compared to $234.5 million in the prior year, a 9% increase.

	September 30,	September 30,
	2008	2007

Live Events	$80.2	$68.4
Pay-Per-View	75.5	74.4
Television Rights Fees	73.1	68.6
Venue Merchandise	15.0	14.5
Television Advertising	5.3	3.7
WWE 24/7	4.8	3.8
Other	1.4	1.1

Total	$255.3	$234.5
Consumer Products
Revenues from our Consumer Products businesses were $102.4 million versus $82.8 million in the prior year, an increase of 24%.

	September 30,	September 30,
	2008	2007

Licensing	$45.8	$37.7
Home Video	43.5	33.9
Magazine Publishing	11.9	10.5
Other	1.2	0.7

Total	$102.4	$82.8

Digital Media
Revenues from our Digital Media related businesses were $23.9 million as compared to $22.9 million in the prior year, an increase of 4%.

	September 30,	September 30,
	2008	2007

WWE.com	$12.5	$12.0
WWE Shop	11.4	10.9

Total	$23.9	$22.9
WWE Studios
WWE has released three theatrical films, two films in 2006 and one film in 2007. Revenues from our WWE Studios segment were $19.5 million as compared to $12.8 million in the prior year period. We also recorded a $1.9 million charge related to revised expectations for our See No Evil film. During the prior year period, we recorded a $15.7 million asset impairment for The Condemned. We have approximately $32.1 million of capitalized film production costs on our balance sheet as of September 30, 2008, including $24.4 million related to projects currently in production, $6.7 million for films currently in release, and $1.0 million for projects in development.
Profit Contribution (Net revenues less cost of revenues)
Profit contribution was $158.4 million in the current period as compared to $131.0 million in the prior year period. Total profit contribution margin was approximately 39% in the current year as compared to 37% in the prior year period, primarily reflecting higher margins in our WWE Studios segment.
Selling, general and administrative expenses
SG&A expenses were $101.9 million for the current period as compared to $80.3 million in the prior year period, reflecting an increase in domestic and international advertising and promotional costs, as well as higher staff-related costs and higher professional fees.
EBITDA
EBITDA for the current period was approximately $56.5 million, as compared to $50.7 million in the prior year period. Excluding the feature film impairments discussed above, EBITDA was $58.4 million for the current period as compared to $66.4 million in the prior year period.
Investment and Other (Expense) Income
The decline in investment income in the current period reflects lower average investment balances. Our other (expense)/ income, net line item includes our quarterly revaluation of warrants we hold in certain licensees which was a negative adjustment of approximately $2.2 million in the current period, as compared to a $0.7 in the prior year period.

Effective tax rate
In the current period the effective tax rate was 33% as compared to 37% in the prior year period. This decline represents the reversal of reserves for previously unrecognized tax benefits.
Cash Flows
Net cash provided by operating activities was $17.7 million for the nine months ended September 30, 2008 as compared to $73.1 million in the prior year period. This decline was driven by the timing of our feature film investments, the timing of tax payments and changes in working capital. Capital expenditures were $19.6 million for the current period as compared to $8.0 million in the prior year period. Capital expenditures in the current period included approximately $11.5 million related to our implementation of broadcasting in High Definition and $3.2 million with respect to our new media center.
Additional information
Additional business metrics are made available to investors on a monthly basis on our corporate website — corporate.wwe.com.
Note: World Wrestling Entertainment, Inc. will host a conference call on November 6, 2008 at 11:00 a.m. ET to discuss the Company’s earnings results for the third quarter of 2008. All interested parties can access the conference call by dialing 800-795-1259 (conference ID: WWE). Please reserve a line 15 minutes prior to the start time of the conference call. A presentation that will be referenced during the call can be found at the Company web site at corporate.wwe.com. A replay of the call will be available approximately three hours after the conference call concludes, and can be accessed at corporate.wwe.com.
Additional information on World Wrestling Entertainment Inc. (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.
Trademarks: All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, copyrights and logos are the exclusive property of World Wrestling Entertainment, Inc. and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.
Forward-Looking Statements: This news release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include the conditions of the markets for live events, broadcast television, cable television, pay-per-view, Internet, feature films, entertainment, professional sports, and licensed merchandise; acceptance of the Company’s brands, media and merchandise within those markets; uncertainties relating to litigation; risks associated with producing live events both domestically and internationally; uncertainties associated with international markets; risks relating to maintaining and renewing key agreements, including television distribution agreements; and other risks and factors set forth from time to time in Company filings with the Securities and Exchange Commission. Actual results could differ materially from those currently expected or anticipated. In addition to these risks and uncertainties, our dividend is based on a number of factors, including our liquidity and historical and projected cash flow, strategic plan, our financial results and condition, contractual and legal restrictions on the payment of dividends and such other factors as our board of directors may consider relevant.

World Wrestling Entertainment, Inc.
Consolidated Income Statements
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007

Net revenues	$108,782	$108,110	$401,072	$353,012

Cost of revenues	66,279	63,438	242,655	222,059
Selling, general and administrative expenses	31,263	28,917	101,884	80,286
Depreciation and amortization	3,330	2,368	9,521	6,972

Operating income	7,910	13,387	47,012	43,695

Investment income, net	1,290	1,766	4,511	5,745
Interest expense	110	119	324	353
Other (expense) income, net	(1,356)	(841)	(3,649)	(495)

Income before income taxes	7,734	14,193	47,550	48,592

Provision for income taxes	2,460	5,744	15,720	17,959

Net income	$5,274	$8,449	$31,830	$30,633

Earnings per share — basic:
Net income	$0.07	$0.12	$0.44	$0.43

Earnings per share — diluted:
Net income	$0.07	$0.12	$0.43	$0.42

Shares used in per share calculations:
Basic	73,191	71,949	72,725	71,445
Diluted	73,735	72,469	73,469	72,211

World Wrestling Entertainment, Inc.
Consolidated Balance Sheets
(dollars in thousands)
(Unaudited)

	As of	As of
	September 30,	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:

Cash and equivalents	$119,091	$135,805
Short-term investments	56,772	130,548
Accounts receivable, net	68,594	56,597
Inventory, net	6,122	4,717
Prepaid expenses and other current assets	33,579	20,053

Total current assets	284,158	347,720

PROPERTY AND EQUIPMENT, NET	88,871	77,771

FEATURE FILM PRODUCTION ASSETS	32,148	21,890

INVESTMENT SECURITIES	33,338	—

INTANGIBLE ASSETS, NET	1,484	2,302

OTHER ASSETS	10,781	20,373

TOTAL ASSETS	$450,780	$470,056

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Current portion of long-term debt	$983	$927
Accounts payable	20,081	21,951
Accrued expenses and other liabilities	31,205	30,684
Deferred income	19,726	18,012

Total current liabilities	71,995	71,574

LONG-TERM DEBT	4,130	4,875
NON-CURRENT TAX LIABILITY	6,754	10,227

STOCKHOLDERS’ EQUITY:
Class A common stock	251	241
Class B common stock	477	477
Additional paid-in capital	316,982	301,329
Accumulated other comprehensive income	2,065	2,894
Retained earnings	48,126	78,439

Total stockholders’ equity	367,901	383,380

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$450,780	$470,056

World Wrestling Entertainment, Inc.
Consolidated Statements of Cash Flows
(dollars in thousands)
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2008	2007
OPERATING ACTIVITIES:
Net income	$31,830	$30,633
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of feature film production assets	13,220	25,851
Revaluation of warrants	2,198	727
Depreciation and amortization	9,521	6,972
Realized loss on sale of investments	348	1,580
Amortization of investment income	384	(370)
Stock compensation costs	7,953	6,442
Provision for doubtful accounts	179	(603)
Provision for inventory obsolescence	2,316	1,200
Reimbursement of operating expenses by principal shareholder	1,950	—
Benefit for deferred income taxes	(1,010)	(3,011)
Excess tax benefit from stock-based payment arrangements	(1,091)	(824)
Changes in assets and liabilities:
Accounts receivable	(12,177)	2,378
Inventory	(3,721)	(2,824)
Prepaid expenses and other assets	(3,138)	5,819
Feature film production assets	(24,742)	(1,440)
Accounts payable	(1,870)	478
Accrued expenses and other liabilities	(6,539)	426
Deferred income	2,084	(375)

Net cash provided by operating activities	17,695	73,059

INVESTING ACTIVITIES:
Purchase of property and equipment	(19,591)	(7,989)
Purchase of other assets	(212)	(301)
Purchase of investments	(104,736)	(144,977)
Proceeds from sales or maturities of investments	143,634	105,475

Net cash provided by (used in) investing activities	19,095	(47,792)

FINANCING ACTIVITIES:
Repayments of long-term debt	(688)	(638)
Dividends paid	(60,929)	(51,436)
Issuance of stock, net	771	807
Proceeds from exercise of stock options	6,251	5,968
Excess tax benefit from stock-based compensation arrangements	1,091	824

Net cash used in financing activities	(53,504)	(44,475)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(16,714)	(19,208)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	135,805	86,267

CASH AND CASH EQUIVALENTS, END OF PERIOD	$119,091	$67,059

World Wrestling Entertainment, Inc.
Supplemental Information — EBITDA
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007

Net income reported on U.S. GAAP basis	$5,274	$8,449	$31,830	$30,633

Provision for income taxes	2,460	5,744	15,720	17,959
Interest and other, net	(176)	806	538	4,897

Depreciation and amortization	3,330	2,368	9,521	6,972

EBITDA	$11,240	$15,755	$56,533	$50,667

Non-GAAP Measure:
EBITDA is defined as net income from continuing operations before interest and other income, income taxes, depreciation and amortization. The Company’s definition of EBITDA does not adjust its U.S. GAAP basis earnings for the amortization of Feature Film production assets. Although it is not a recognized measure of performance under U.S. GAAP, EBITDA is presented because it is a widely accepted financial indicator of a company’s performance. The Company uses EBITDA to measure its own performance and to set goals for operating managers. EBITDA should not be considered as an alternative to net income, cash flows from operations or any other indicator of World Wrestling Entertainment Inc.’s performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.
Supplemental Information- Free Cash Flow
(dollars in thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2008	2007	2008	2007

Net cash provided by operating activities	$14,617	$24,285	$17,695	$73,059

Less cash used in capital expenditures:
Purchase of property and equipment	(4,130)	(5,411)	(19,591)	(7,989)
Purchase of other film library assets	(30)	(135)	(212)	(301)

Free Cash Flow	$10,457	$18,739	$(2,108)	$64,769

Non-GAAP Measure:
We define Free Cash Flow as net cash provided by continuing operations less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.